UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 27, 2019 (November 25, 2019)

Vislink Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35988	20-5856795
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1515 Ringling Blvd., Suite 310, Sarasota, FL	34236
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (941) 953-9035

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.00001 per share	VISL	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01 Entry into a Material Definitive Agreement.

On November 27, 2019, Vislink Technologies, Inc. (the “Company”) consummated an underwritten public offering (the “Offering”) of (i) 3,201,200 shares (the “Shares”) of common stock, par value $0.00001 per share, of the Company (“Common Stock”), as well as 2,264,145 shares of Common Stock issuable to the underwriters of the Offering (the “Underwriters”) to cover over-allotments, (ii) pre-funded warrants exercisable for 11,893,100 shares of Common Stock (the “Pre-Funded Warrants”), and (iii) warrants to purchase up to an aggregate of 11,320,725 shares of Common Stock (the “Warrants”), as well as Warrants to purchase up to an additional 1,698,108 shares of Common Stock issuable to the Underwriters to cover over-allotments. The Offering was conducted pursuant to an Underwriting Agreement, dated November 25, 2019 by and between the Company and A.G.P./Alliance Global Partners, LLC, as representative of the several underwriters named in Schedule I therein (the “Underwriting Agreement”).

The shares of Common Stock and Warrants were sold at a combined Offering price of $0.265 per share of Common Stock and Warrant. Each Warrant sold with the shares of Common Stock represents the right to purchase 0.75 of one share of Common Stock at an exercise price of $0.2915 per share (the “Exercise Price”). The Warrants are exercisable immediately, expire one year from the date of issuance and provide for exercise on a cashless basis immediately for a net number of shares, based on the formula provided in the Warrants, and then beginning on December 27, 2019, the Warrants may be exercised on a cashless basis for the full number of shares that would have been issuable to the holder if such Warrants had been exercised by paying the Exercise Price in cash.

The Pre-Funded Warrants and Warrants were sold at a combined Offering price of $0.264 per Pre-Funded Warrant and Warrant. The Pre-Funded Warrants were sold to purchasers whose purchase of shares of Common Stock in the Offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% of the Company’s outstanding Common Stock immediately following the consummation of the Offering, in lieu of shares of Common Stock. Each Pre-Funded Warrant represents the right to purchase one share of Common Stock at an exercise price of $0.001 per share. The Pre-Funded Warrants are exercisable immediately and may be exercised at any time until the Pre-Funded Warrants are exercised in full. The shares of Common Stock, Pre-Funded Warrants and Warrants were issued separately and are immediately separable upon issuance.

On November 27, 2019, the Company entered into a Warrant Agreement with Continental Stock Transfer & Trust Company (“Continental”), appointing Continental as Warrant Agent for the Pre-Funded Warrants and the Warrants for purposes of the Offering (the “Warrant Agreement”), defining the mechanism and timing for issuance of the Pre-Funded Warrants and the Warrants in the Offering, and attaching the forms of Pre-Funded Warrant and the Warrant issued to the investors in the Offering. A registration statement on Form S-1, relating to the Offering was filed with the U.S. Securities and Exchange Commission (the “SEC”) on October 21, 2019, amendments to which were filed with the SEC on October 30, 2019 and November 22, 2019, and was declared effective on November 25, 2019. The gross proceeds to the Company from the Offering, before deducting underwriting discounts and commissions and other estimated Offering expenses, and excluding the exercise of any Pre-Funded Warrants or Warrants, was approximately $4 million.

The Underwriting Agreement and the Warrant Agreement (with the forms of Pre-Funded Warrant and Warrant) are filed as Exhibits 1.1 and 10.1, respectively, to this Current Report on Form 8-K, and the description of the terms of the Underwriting Agreement and the Warrant Agreement are qualified in their entirety by reference to such exhibits.

Item 8.01 Other Events.

On November 25, 2019, the Company issued a press release announcing the pricing of the Offering, a copy of which is filed as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
1.1	Underwriting Agreement, dated November 25, 2019 between the Company and A.G.P./Alliance Global Partners, LLC.
10.1	Warrant Agreement, including forms of Pre-Funded Warrant and Warrant, made as of November 27, 2019, between the Company and Continental.
99.1	Press Release dated November 25, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 27, 2019	VISLINK TECHNOLOGIES, INC.

	By:	/s/ Roger Branton
	Name:	Roger Branton
	Title:	Chief Executive Officer